Exhibit 5.1

EDWARD T. SWANSON
Attorney At Law
1135 17th Street Suite E
Santa Monica, California 90403
Phone: (310) 315-2828      Fax: (310) 828-6138
Email: etswanson@att.net

July 7, 2008

Infrared Systems International
15 N. Longspur Drive
The Woodlands, TX 77380

Re:           Infrared Systems International
Registration Statement File No. 333-147367

Gentlemen:

We have acted as counsel to Infrared Systems International, a Nevada corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-1 (File No. 333-147367), as amended to date (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to an aggregate of 20,073,346 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), to be distributed to the holders of common stock of China Sxan Biotech, Inc. pursuant to the final prospectus that forms a part of the Registration Statement.

We are of the opinion, based upon the laws of the State of Nevada, that the Shares, when distributed as provided in the Registration Statement, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to us under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Edward T. Swanson

Edward T. Swanson, Esq.